World Funds Trust 485BPOS

Exhibit 99(g)(8)

AMENDMENT TO THE

ETF CUSTODY AGREEMENT

THIS AMENDMENT (the “Amendment”) to the ETF Custody Agreement dated March 27, 2024 (the “Agreement”) is made and entered into as October 7, 2024 (the “Effective Date”), by and between WORLD FUNDS TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend Exhibit A of the Agreement to add The Cook & Bynum Fund; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	As of the Effective Date, Exhibit A of the Agreement is hereby superseded and replaced in its entirety with the Exhibit A attached hereto.

2.	Except to the extent amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

WORLD FUNDS TRUST	U.S. BANK NATIONAL ASSOCIATION

By:	/s/ David A. Bogaert	By:	/s/ Greg Farley
Name:	David A. Bogaert	Name:	Greg Farley
Title:	President	Title:	Senior Vice President
Date:	9/10/2024	Date:	9/10/2024

EXHIBIT A

Custody Agreement

Separate Series of World Funds Trust

Name of Series

T-Rex 2X Long Bitcoin Daily Target ETF
T-Rex 2X Inverse Bitcoin Daily Target ETF

T-Rex 2X Long Ether Daily Target ETF

T-Rex 2X Inverse Ether Daily Target ETF

The Cook & Bynum Fund

2